Exhibit (a)(1)(vii)

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

United Rentals tender offer for General Finance Corporation commences

Stamford, CT– April 26, 2021 — United Rentals, Inc. (NYSE: URI) (“United Rentals”) today announced that its indirect wholly-owned subsidiary, UR Merger Sub VI Corporation, a Delaware corporation (“Merger Sub”), has commenced a cash tender offer to purchase all of the outstanding shares of common stock, par value USD 0.0001 per share, of General Finance Corporation (NASDAQ: GFN) (“General Finance”) for a price of $19.00 per share, net to the holder thereof in cash, without interest, less any applicable withholding of taxes (the “Offer”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 26, 2021, and the related Letter of Transmittal and pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of April 15, 2021 (the “Merger Agreement”), among United Rentals (North America), Inc. (“URNA”), Merger Sub and General Finance.

The Offer will expire at 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021, unless extended (the latest time and date at which the Offer will expire, the “Expiration Date”). Any extension of the Offer will be followed by public announcement of the extension by press release or other public announcement no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

URNA will file today a Tender Offer Statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”). The Offer to Purchase contained within the Schedule TO sets out the full terms and conditions of the Offer.

General Finance will file today a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, which includes, among other things, the recommendation of General Finance’s board of directors that General Finance’s stockholders accept the Offer and tender their shares of General Finance common stock pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the number of shares validly tendered (and not properly withdrawn) prior to 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021 (excluding shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time) together with the shares then owned by Merger Sub, representing at least one share more than 50% of the then outstanding Shares; (ii) the expiration or early termination of the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder and, if applicable, any contractual waiting periods under any timing agreements under the HSR Act with governmental entities with jurisdiction over enforcement of any applicable antitrust laws applicable to the transactions contemplated by the Merger Agreement, (iii) the receipt by URNA and Merger Sub of the foreign investment approval by Australian foreign investment authorities, (iv) the receipt by URNA and/or Merger Sub of all consents and/or clearances required from the New Zealand Overseas Investment Office and/or the New Zealand Minister of Finance to give effect to the Offer and the Merger, (v) the absence of a revocation or rescission of a confidentiality, non-competition and non-solicitation agreement entered into among URNA, United Rentals and Ronald Valenta, the chairman of the General Finance board of directors; (vi) the absence of a revocation or rescission of the “at-will” employment agreements among certain General Finance executive officers and management personnel with URNA or a subsidiary of URNA and the absence of an indication of intention by such employees to leave in connection with the Merger; and (vii) other customary conditions as described in this Offer to Purchase. Innisfree M&A Incorporated is acting as information agent for Merger Sub in the Offer. Continental Stock Transfer & Trust Company is acting as the depositary and paying agent in the Offer. Requests for documents and questions by stockholders relating to the Offer may be directed to Innisfree M&A Incorporated by telephone at (877) 687-1875 (shareholders toll free) or (212) 750-5833 (banks and brokers).

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. On April 26, 2021, Merger Sub and URNA will file a Tender Offer Statement on Schedule TO with the SEC and General Finance will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case with respect to the Offer. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and other offer documents) and the Solicitation/Recommendation Statement contain important information that should be read carefully when they become available and considered before any decision is made with respect to the Offer. Those materials and all other documents filed by, or caused to be filed by, URNA, Merger Sub or General Finance with the SEC will be available at no charge on the SEC’s website at www.sec.gov. The Schedule TO Tender Offer Statement and related materials will be available for free under the “Our Company—Investor Relations—SEC Filings” section of United Rentals’ website at https://unitedrentals.gcs-web.com/sec-filings. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents will be available for free from General Finance under the “Investor Information—SEC Information” section of General Finance’s website at https://generalfinance.com/sec-information/.

Disclaimer

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the Offer, Merger or other transactions described in this press release (collectively, the “Transactions”), can be guaranteed, and actual results may differ materially from those projected. United Rentals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals and General Finance, as well as the possibility that (1) United Rentals may be unable to obtain regulatory approvals required for the Transactions or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the Transactions may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of United Rentals and General Finance, including, without limitation, problems associated with the potential loss of any key employees of General Finance; (4) the Transactions may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we failed to discover during the due diligence investigation of General Finance or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (5) our business may suffer as a result of uncertainty surrounding the Transactions, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or line of business in which we have no or limited experience; and (6) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals or General Finance. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and General Finance described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals or General Finance. These forward-looking statements speak only as of the date hereof. United Rentals undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws. This communication is not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy securities in any jurisdiction, including the United States. Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,154 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,250 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $13.78 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

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Contact Information:

United Rentals, Inc.

Ted Grace

Office:    (203) 618-7122

Cell:        (203) 399-8951

Email: tgrace@ur.com

General Finance Corporation

Larry Clark

Financial Profiles, Inc.

Office: (310) 622-8223

Email: lclark@finprofiles.com

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